Exhibit 10.26

Statement of Work

MetzOhanian 1320 Arrow Point Dr Suite 501 #TW100 Cedar Park, TX 78613	metzohanian

SOW 02 for Computer Software Consulting and Development Master Services Agreement with Petroteq Energy, Inc.

Date September 24, 2018	Services Performed By: MetzOhanian 1320 Arrow Point Dr Suite 501 #TW100 Cedar Park, TX 78613	Services Performed For: Petroteq Energy, Inc. 4370 Tujunga Ave #320 Studio City, CA 91604

This Statement of Work (SOW) is issued pursuant to the Computer Software Consulting and Development Master Services Agreement between Petroteq Energy, Inc. (“Client”) and MetzOhanian (“Consultant”), effective September 24, 2018 (the “Agreement”). This SOW is subject to the terms and conditions contained in the Agreement between the parties and is made a part thereof. Any term not otherwise defined herein shall have the meaning specified in the Agreement. In the event of any conflict or inconsistency between the terms of this SOW and the terms of this Agreement, the terms of the Agreement shall govern and prevail.

This SOW # 02 (hereinafter called the “SOW”), effective as of September 24, 2018, is entered into by and between Consultant and Client, and is subject to the terms and conditions specified below. The Exhibit(s) to this SOW, if any, shall be deemed to be a part hereof. In the event of any inconsistencies between the terms of the body of this SOW and the terms of the Exhibit(s) hereto, the terms of the body of this SOW shall prevail.

Period of Performance

The Services shall commence on October 1, 2018, and shall continue through October 31, 2019.

Engagement Resources

Bryan Freeman: Systems architecture lead, blockchain development

Chad Porter: Systems architecture, software development

James Mosqueda: Project management, infrastructure, security

Noah Smith: Systems engineering, systems architecture

Scope of Work

This SOW encompasses the development of the background technology and operator management features of a production-quality, blockchain-enabled Royalties Management system for the petrogas industry, initially focusing on the State of Utah. To that end, Consultant shall provide Services as follows:

●	Business process and regulatory compliance consulting services as necessary to effectively design and develop a Royalties Management software package for use in the State of Utah.
●	Architectural design, systems development, and infrastructure consulting services to support Royalties Management software.
●	Software development and software documentation of the Royalties Management software.

Deliverable Materials

Below is a list of target deliverables for the SOW. Quality software development is a collaborative effort, and so specific features may change as agreed upon by both parties. To support this, we make change easy by using Agile development methodologies and working in partnership with the Client. Features can be reordered and replaced with other like-effort features, and the project can be ended early if the Client decides they have received enough value to release the software early.

●	A suite of backend software services supporting the features needed for the Royalties Management platform:

o	Orchestration Service; issues environmental variables for controlling the release of other services
o	Authority Service; issues JWTs with control definitions for other service instances
o	Operator Management & Control Service

●	Account management
●	Statutory data requirements (e.g. mailing address, phone number)
●	Banking information
●	Transaction accounts list
●	Private keys
●	References to leases
●	References to lessors
●	References to intermediaries
●	Lease auditing

●	An end-user application supporting allowing petrogas company staff to access the services and features listed above to manage their royalty payments in the State of Utah.
●	Infrastructure and other systems documentation describing the cloud-hosted servers, networking, and similar infrastructure in use for the project
●	Complete source code of the developed software
●	High-level documentation of the developed software

Acceptance Criteria

●	The software will be considered complete when it:

o	Is substantially complete such that the Client can utilize the features for their intended purposes as part of a Royalty Management in the State of Utah, including resale / licensing to other petrogas companies.

o	Includes high-level documentation of the infrastructure and software

Consultant Responsibilities

●	The Consultant agrees to notify the Client of project delays as soon as they become known.
●	If written estimates have been provided, the Consultant will notify the client of potential cost overruns as soon as they become known so that adjustments can be made as necessary. The Consultant will not exceed the total prior estimate or quote without written agreement from the Client to proceed.
●	The Consultant will bill in increments no greater than 15 minutes.

Client Responsibilities

●	The Client is responsible for paying all invoices by the agreed upon date. Failure to pay an invoice will result in an immediate work stoppage as per the terms of the Agreement.
●	The Client must provide the Consultant with necessary project information, assist the Consultant by scheduling and participating in necessary information gathering sessions with the Client and their End Users, and otherwise act in good faith in an effort to complete the project in a timely and cost-effective manner.

Fee Structure

This engagement will be conducted on a Time & Materials basis. An estimate for the total services will be provided below. Any estimates are not quotes; they are provided only for the purposes of project planning.

Consultant wilt provide up to 3 resources based on the following rate structure:

Item Description	Number of Resources	Hourly Rate
Project management	1	$175
Software & infrastructure architecture, design, and development	4	$175

Estimate

Line items are inclusive of research, process & regulatory consulting, and UI development where applicable.

Item Description	Hours	Subtotal
Instantiate private blockchain	24	$4,200
Develop parametric DApp lease	80	$14,000
Develop transmutable token sets	80	$14,000
Develop signature authority immutable guarantees	40	$7,000
Orchestration service	24	$4,200
Authority service	16	$2,800
Operator management & control service	279	$40,600
Project management	86	$54,425
Contingency (20%)	113	$72,450
PROJECT TOTAL (Includes 20% contingency)	742	$129,850

Schedule

The project will be organized into 2-week sprints, with the work to be included in each sprint jointly determined by the Client and the Consultant during each sprint’s Sprint Planning Meeting. The output of each sprint will be a fully functioning piece of software with new features incorporated into it.

This schedule is an estimate based on what we feel to be the most efficient resource usage, what you’ve told us about your monthly budget, etc. The schedule can be changed (or the project ended) after any individual 2-week sprint. This could mean the project ends early, or you decide you want to increase your budget to meet new deadlines, or you decrease the budget to divert resources elsewhere.

Note that changing the monthly budget does impact the cost estimate. Our proposals usually sit in the “sweet spot” so you get the most bang for your buck. Increasing or decreasing the estimated spend shown in the SOW is likely to be less efficient overall from a total cost perspective.

Project Schedule

The project is estimated to be completed on October 31, 2019 (13 months after work start).

Estimated Payment Schedule, Invoice Procedures

The payment schedule below is an estimate based on the estimated level of effort and the monthly budget currently requested by Client. A number of factors can impact the actual payment schedule: the project may be ended early (at the conclusion of any 2-week sprint), the budget may change, additional scope may be added, etc.

Payment Schedule

Based on the current estimate and budget, Client will make 13 monthly payments of $9,975, with the initial invoice due before the engagement begins.

Invoice Procedures

Invoices shall be submitted monthly in advance, referencing this Client’s SOW Number to the address indicated above, or to another location of the Client’s choosing. Each invoice will reflect charges for the time period being billed.

Service Level Agreement

●	Consultant will provide remote developer and systems administration resources during normal business hours at the hourly rates provided herein.

●	Normal business hours are 7am to 6pm CST, Monday through Friday, excluding Federal Holidays, and other Holidays as observed by Consultant.

Intellectual Property

Consultant understands and agrees that (i) all original works for authorship which are made by Consultant (solely or jointly with others) within the scope of the Client’s business which are protectable by copyright are “works made for hire,” as that terms is defined in the United States Copyright Act and (ii) the decision whether or not to commercialize or market any Intellectual Property is within the Client’s sole discretion and for the Client’s sole benefit and that no royalty or other consideration will be due to the Consultant as a result of the Client’s efforts to commercialize or market any such Intellectual Property.

IN WITNESS WHEREOF, the parties hereto have caused this SOW to be effective as of the day, month and year first written above.

MetzOhanian, LLC		Petroteq Energy, Inc.

By:	/s/ Chad Porter	By:	/s/ Alex Blyumkin
Name:	Chad Porter	Name:	Alex Blyumkin
Title:	Managing Partner	Title:	Chairman
Date:	09/22/2018	Date: